CONFIDENTIAL SEVERANCE AGREEMENT
AND RELEASE OF CLAIMS

This Confidential Severance Agreement and Release of Claims (the “Agreement”) is made and entered into by and between Phil Wonderley (“Employee”) and BioFuel Technologies, Inc. (“Employer”), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof (collectively referred to as “Employer”).

THE PARTIES acknowledge the following:

WHEREAS, Employee was employed by Employer until August 31, 2009, when the employment relationship was terminated by mutual agreement (the “Termination Date”); and

WHEREAS, Employee desires to receive severance benefits provided pursuant to this Agreement, and Employer is willing to provide these benefits to Employee on the condition that Employee enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.           Definitions.

Unless the context plainly requires otherwise, the term “Employee” includes Phil Wonderley, his respective agents, investigators, attorneys, spouse, relatives, heirs, executors, administrators, successors, and assigns.  The term “Employer” includes BioFuel Technologies, Inc., together with its past, present and future parent and affiliated companies and entities, as well as the past, present, and future officers, directors, administrators, shareholders, employees, agents, successors, subsidiaries, parents, assigns, representatives, attorneys insureds, and insurers thereof.

2.           Severance Benefits.

a.
Severance Payment.  In consideration of Employee’s agreements and promises set forth below, Employer shall pay to Employee the sum of ONE HUNDRED EIGHTY-FIVE THOUSAND AND NO/100THS ($185,000.00) Dollars (less standard statutory deductions for federal and state taxes and withholdings) as severance pay (the “Severance Payment”), which shall be paid in lump sum pursuant to Employer’s established payroll procedures as set forth in this Agreement.  The Severance Payment will be made within ten (10) business days following BioFuel’s receipt of capital commitments totaling at least TWO MILLION FIVE HUNDRED THOUSAND AND NO/100THS ($2,500,000.00) Dollars, provided Executive has executed and not revoked this Agreement as set forth herein.  The Severance Payment may not be accelerated or deferred in any regard.

Employee’s Initials_______

b.
Payment for Equipment.  In further consideration of this Agreement, Employer shall pay to Employee the sum of FIFTEEN THOUSAND AND NO/100THS ($15,000.00) Dollars in payment for certain equipment provided to Employer.  This payment shall be made to Employee simultaneously with the Severance Payment described in Paragraph 2(a) above, provided Employee has executed and not revoked this Agreement as set forth herein.

c.
Effect of Payments. Employee agrees that the payments to him by Employer pursuant to this Paragraph 2 of the Agreement do not constitute compensation for purposes of calculating the amount of any benefits Employee may be entitled to under the terms of any pension or other benefit plan of Employer, or for the purpose of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any employee pension or benefit plan.

d.
Issuance of Shares.  In further consideration of this Agreement, Employer shall issue to Employee 500,000 shares of Employer’s common stock (or any successor in interest to BioFuel class of common stock), no par value per share (the “Restricted Stock”), following the expiration of the revocation period described herein.  Employee’s rights and obligations with respect to the Restricted Stock shall be subject to and governed exclusively by the Investment Representation Letter and Lock Up Leak Out Agreement attached as Exhibits A and B, respectively, to this Agreement, and incorporated herein by reference.  Employer (or any successor in interest to Employer) shall deliver to Employee a certificate evidencing the Restricted Stock within sixty (60) days following the expiration of the revocation period described herein.

3.	Legal Obligations.

Employer has no prior legal obligations to make the payments or issue the Restricted Stock as described in Paragraph 2 of this Agreement, which consideration is expressly conditioned upon the promises of Employee herein.  Except as otherwise provided herein, Employee shall be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the payment provided to him pursuant to this Agreement.

4.	Nonadmission.

By entering into this Agreement, Employer does not admit any wrongdoing or that it has breached any obligation with respect to Employee’s employment.

Employee’s Initials_______

5.	Full Release of Claims.

Employee hereby releases, acquits, satisfies and forever discharges Employer from any and all actions, causes of action, claims, demands, losses, claims for attorneys’ fees, and all other forms of civil damages, occurrences, and liabilities of any kind whatsoever, both known or unknown, arising out of any matter, happening, or thing, from the beginning of time to the date of this Agreement.  This full release of claims specifically includes, but is not limited to: any and all claims related to the Employee’s employment with Employer and the termination of Employee’s employment with Employer; claims of age discrimination pursuant to the Age Discrimination In Employment Act (“ADEA”), any and all claims for unpaid wages, compensation, bonuses or related damages; and any and all other claims of any nature whatsoever, whether known or unknown, and whether based on tort, contract (express or implied), statute, regulation or ordinance, federal, state or local.

By entering into this Agreement, Employee does not waive any rights or claims that might arise as a result of any conduct that occurs after the date this Agreement is signed by the parties, nor shall this Agreement be interpreted to provide that Employee has entered into any covenant or promise that would be invalid under applicable federal or state law.

6.	Covenant not to Sue.

Employee covenants and agrees that he will not bring, commence, institute, maintain, prosecute, or voluntarily aid or encourage any action or proceeding against Employer.  Employee further agrees that he will not otherwise prosecute or sue Employer affirmatively or by way of cross-complaint, defense or counterclaim, or in any other manner with respect to the claims herein released and/or waived.  Employee likewise agrees to forfeit any benefit which may accrue to him as a result of such action against Employer.

The foregoing shall be construed as a covenant not to sue.  This Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims existing as of the date of this Agreement ever asserted by Employee against Employer.

7.	No Prior Assignment.

Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that he has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Employer.

8.	No Employment Relationship.

The relationship of employer-employee terminated effective as of the date of Employee’s Termination Date and the relationship created by this Agreement is purely contractual and no employer-employee relationship is intended or inferred from the performance of the parties’ obligations under this Agreement.

9.	Nondisparagement.

Employee shall not (except as required by law) communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employer, including a lowered opinion of any services provided by Employer.

Employee’s Initials_______

10.	Nondisclosure.

As a material condition of this Agreement, without which Employer would not have entered into the Agreement, Employee hereby stipulates and agrees that he shall not at any time, directly or indirectly, use or disclose to any person, business, firm, corporation, partnership or other entity, any Trade Secret of Employer, for any reason or purpose.  Employee further stipulates and agrees that for a period of one (1) year from the date of this Agreement (the “Restricted Period”), he shall not, directly or indirectly, use or disclose to any person, business, firm, corporation, partnership or other entity any Confidential Information belonging to Employer, for any reason or purpose.

For purposes of this Agreement, “Trade Secret” shall be defined as set forth in the Georgia Trade Secrets Act of 1990, as amended from time to time.  The term Confidential Information shall mean any information which Employer uses in its business and which Employer considers to be confidential or proprietary, but which does not rise to the level of a Trade Secret, including without limitation, proprietary information regarding Employer’s customers, customer lists, costs, prices, pricing structures, methodologies and strategies, earnings, financial results and financial information, systems, operating procedures, strategic plans, proprietary computer and systems software, prospective and executed contracts and other business arrangements, sources of supply, identity of suppliers and business acquisition strategies.

11.	Property.

Employee shall immediately return all property of Employer which is in his possession.  This includes, but is not limited to, the computer provided for his personal use, all data, documents, records, correspondence, reports, memoranda, or other property and shall include all copies thereof, including electronically stored information.

12.	Performance.

Employer’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to Employer as set forth herein.  In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Employee.

13.	Successors and Assigns.

This Agreement shall inure to and be binding upon the parties hereto and to their respective heirs, legal representatives, successors, and assigns.

Employee’s Initials_______

14.	Governing Law and Forum Selection.

This Agreement shall be construed in accordance with the laws of the state of Georgia and any applicable federal laws.  Moreover, any dispute between the parties regarding this Agreement or Employee’s former employment with Employer shall be decided solely by a court of competent jurisdiction in Fulton County, Georgia.

15.	Entire Agreement; Modification.

This Agreement constitutes the entire agreement between the parties hereto and supersedes and renders null and void all prior agreements, understandings and arrangements, oral or written, if any, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Employment Contract of October 2, 2008.  This Agreement may not be changed orally but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

16.	Validity.

The provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any paragraph of this Agreement, or any portion or provision thereof, shall not affect the validity or enforceability of the other portions or provisions.  Any such provision deemed to be unenforceable shall be stricken and the remaining provisions shall be appropriately limited and given effect to the extent they may be enforceable.

17.	OWBPA.

Employee acknowledges that it is the mutual intent of the Parties that the full release contained in this Agreement fully complies with the Older Workers Benefit Protection Act.  Accordingly, this Agreement requires, and Employee acknowledges and agrees that: (1) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which he would otherwise have been legally entitled to receive absent his execution of this Agreement; (2) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the Age Discrimination in Employment Act, is his knowing and voluntary act; (3) Employee is hereby advised to consult with an attorney prior to executing this Agreement; (4) Employee has twenty-one (21) calendar days within which to consider this Agreement and his signature on this Agreement prior to the expiration of this twenty-one (21) day period (should he opt not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; (5) in the event Employee signs this Agreement, he has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the individual addressee identified in the Notice provision below (Paragraph 18), and this Agreement does not become effective until the expiration of this seven-day period; (6) Employee has read and fully understands the terms of this Agreement; and (7) nothing contained in this Agreement purports to release any of his rights or claims under the Age Discrimination in Employment Act that may arise from acts occurring after the date of the execution of this Agreement.

Employee’s Initials_______

18.	Notice.

All communications or notices required or permitted by this Agreement shall be made by Employee to Employer in writing and shall be delivered and addressed as follows:

Ken Rakestraw
BioFuel Technologies, Inc.
614 Bohannon Road
Fairburn, Georgia 30213

19.	Arbitration.

Any and all disputes arising out of or in any way related to this Agreement, Employee’s employment with and separation from employment, or the payments and benefits described herein, shall be settled by binding arbitration before a single arbitrator in accordance with the applicable rules of the American Arbitration Association.  Employee shall not be restricted in terms of the remedies available and shall not be subject to any costs greater than he would otherwise have incurred in state or federal court in Georgia.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE COMPANY ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.  YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING, BUT NOT LIMITED TO, THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED.  ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE COMPANY, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN PARAGRAPH 18 HEREIN, PRIOR TO THE END OF THE REVOCATION PERIOD.

[Signature Page Follows]

Employee’s Initials_______

IN WITNESS WHEREOF, the undersigned have set their hands and seals, or caused their duly authorized agent to set their hand and seal, on the day and year written above.

As To Employee:

July 20, 2010	/s/ Phil Wonderly
Date	Phil Wonderley

For Employer:	BIOFUEL TECHNOLOGIES, INC.

July 20, 2010	By:	/s/ Kenneth Rakestraw
Date

	Its:	President

Employee’s Initials_______